Exhibit 99.1

N E W S R E L E A S E
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com

GLATFELTER REPORTS THIRD QUARTER 2024 RESULTS
~ Transaction closing and transition to Magnera scheduled for November 4th ~

2024 Third Quarter Highlights:
•Generated net sales of ~$332 million and a GAAP net loss from continuing operations of $20.0 million
•Delivered Adjusted EBITDA of $24.6 million, compared to $25.5 million in Q3 2023
•Spunlace generated $4.8 million EBITDA despite hurricane downtime, a $2.5 million increase over Q3 '23
•Airlaid Materials achieved EBITDA of $18.0 million, a $0.7 million decrease from Q3 '23
•Composite Fibers delivered EBITDA of $10.1 million, a $1.1 million decrease from Q3 '23, due to new sanctions

CHARLOTTE, North Carolina – October 30, 2024: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today announced its financial results for the third quarter ended September 30, 2024. This disclosure marks the Company’s final earnings release prior to completing its merger with the majority of Berry Global's Health, Hygiene and Specialties segment to include its Global Nonwovens and Films business (“HHNF”) to create Magnera, a global leader in the specialty materials industry. As previously disclosed, the transaction has met all closing conditions, including the support of Glatfelter shareholders, and is expected to close on November 4, 2024.

Commenting on Glatfelter’s third quarter performance, Thomas Fahnemann, President and CEO of Glatfelter said, “Despite ongoing external pressures, Glatfelter’s solid third quarter results demonstrated continued resilience and progress in its core business segments. While we faced new headwinds in Composite Fibers during the third quarter from additional sanctions in wallcover, the underlying operational performance of the segment continued to improve. In Airlaid, we were able to leverage stronger order patterns in feminine hygiene and tabletop categories that supported the recovery of our European business from earlier in 2024, thereby driving sequential improvements in EBITDA of $2.9 million. In Spunlace, we delivered $4.8 million EBITDA despite impact from Hurricane Helene at our Asheville facility. Fortunately, all employees remained safe during this unprecedented natural disaster."

Mr. Fahnemann added, “As we close the legacy Glatfelter chapter and prepare for a new future under Magnera, I want to recognize the efforts of our employees. Together we have overcome significant challenges and succeeded in turning around this business. We are now well positioned for continued growth and innovation with a platform to leverage Glatfelter’s heritage and expertise to contribute to the success of Magnera. It’s been a pleasure and a privilege to serve as CEO during this critical time and I want to thank all Glatfelter stakeholders for their trust and support.”

Glatfelter Reports Third Quarter 2024 Results	page 2

	Three months ended September 30,
Dollars in thousands	2024	2023

Net sales	$332,101	$329,921
Net loss from continuing operations	(20,002)	(19,680)
Adjusted loss from continuing operations (1)	(11,805)	(10,372)
EPS from continuing operations	(0.44)	(0.43)
Adjusted EPS (1)	(0.26)	(0.23)
Adjusted EBITDA (1)	24,585	25,467

(1) Adjusted EBITDA, adjusted loss from continuing operations and adjusted EPS are non-GAAP financial measures. See “Reconciliation of GAAP Financial information to Non-GAAP Financial information” later in this earnings release for further information.

Third Quarter Results
The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended September 30,
	2024		2023
In thousands, except per share	Amount	EPS	Amount	EPS

Net loss	$(15,247)	$(0.33)	$(19,863)	$(0.43)
Exclude: (Income) loss from discontinued operations, net of tax (1)	(4,755)	(0.11)	183	—
Loss from continuing operations	(20,002)	(0.44)	(19,680)	(0.43)
Adjustments (pre-tax):
Strategic initiatives (2)	8,020		488
Turnaround strategy costs (3)	—		372
Ober-Schmitten divestiture (4)	—		8,055
CEO transition costs (5)	—		(54)
Timberland sales and related costs	—		(688)
Total adjustments (pre-tax)	8,020		8,173
Income taxes (6)	(77)		928
Other tax adjustments (7)	254		207
Total after-tax adjustments	8,197	0.18	9,308	0.21
Adjusted loss from continuing operations	$(11,805)	$(0.26)	$(10,372)	$(0.23)

(1)In Q3 2024, we recognized a $6.5 million gain, less applicable legal fees, related to the settlement of a legal dispute with a manufacturer for equipment supplied and installed at our former Specialty Papers business.
(2)For 2024, primarily reflects consulting and legal fees associated with the pending Berry HHNF merger of $6.9 million, and personnel retention, to offset the risk of potential employee departures due to the pending transaction, of $0.7 million, and a contract settlement of $0.4 million. For 2023, primarily reflects professional fees (tax and IT) of $0.4 million and other costs of $0.1 million.
(3)Reflects employee separation costs of $0.4 million.
(4)Reflects loss on sale of $17.8 million partially offset by a benefit of $10.3 million related to the reversal of employee separation expenses recorded in Q2 2023 in anticipation of the closure of the facility, and legal fees of $0.5 million.
(5)Reflects a reduction in expected benefit costs of $0.1 million related to the former CEO's separation.
(6)Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated. For items originating in the U.S., no tax effect is recognized due to the previously established valuation allowance on the net deferred tax assets.
(7)Tax effect of applying certain provisions of the CARES Act of 2020.

Glatfelter Reports Third Quarter 2024 Results	page 3
A description of each of the adjustments presented above is included later in this release.

Airlaid Materials

	Three months ended September 30,
Dollars in thousands	2024	2023	Change

Tons shipped (metric)	39,069	40,076	(1,007)	(2.5)%
Net sales	$138,306	$147,014	$(8,708)	(5.9)%
Operating income	10,343	11,196	(853)	(7.6)%
EBITDA	17,999	18,749	(750)	(4.0)%
EBITDA %	13.0%	12.8%

Airlaid Materials’ third quarter net sales decreased $8.7 million in the year-over-year comparison mainly driven by lower selling prices from cost pass-through arrangements as raw materials input costs declined compared to last year. Shipments were 2.5% lower mainly driven by declines in the hygiene categories primarily due to pricing actions taken in 2023 to retain margins. Currency translation was favorable by $0.6 million.

Airlaid Materials’ third quarter EBITDA of $18.0 million was $0.8 million lower when compared to the third quarter of 2023. Selling price decreases for pass-through contracts and lower energy surcharges were a combined $7.8 million, but were mostly offset by lower raw material and energy costs of $6.4 million. Lower shipments primarily in hygiene categories negatively impacted results by approximately $0.7 million. Operations were favorable by $0.9 million. Currency and related hedging positively impacted earnings by $0.5 million.

Composite Fibers

	Three months ended September 30,
Dollars in thousands	2024	2023	Change

Tons shipped (metric)	22,862	22,188	674	3.0%
Net sales	$113,689	$109,715	$3,974	3.6%
Operating income	6,292	7,268	(976)	(13.4)%
EBITDA	10,102	11,166	(1,064)	(9.5)%
EBITDA %	8.9%	10.2%

Composite Fibers’ net sales were $4.0 million lower in the third quarter of 2024, compared to the year-ago quarter. Shipments were higher 3.0% largely driven by the composite laminates, food and beverage and metallized categories but were partially offset by lower wallcover shipments as a result of additional sanctions impacting sales to our Eastern European customers. Currency translation was favorable by $0.7 million.

Composite Fibers had EBITDA for the third quarter of $10.1 million compared with $11.2 million EBITDA in the third quarter of 2023. Price-cost gap was unfavorable for the quarter by $3.5 million as input costs were higher year over year and selling prices were lower due to a lag in pass-through to our floating customers. Higher shipments in inclined wire categories despite weaker wallcover shipments and the absence of the Ober-Schmitten business combined improved income by $1.7 million. Operations were favorable by $0.5 million, mainly driven by higher inclined wire production. The impact of currency and related hedging positively impacted earnings by $0.2 million.

Glatfelter Reports Third Quarter 2024 Results	page 4
Spunlace

	Three months ended September 30,
Dollars in thousands	2024	2023	Change

Tons shipped (metric)	14,699	14,436	263	1.8%
Net sales	$80,443	$73,791	$6,652	9.0%
Operating income (loss)	1,324	(1,053)	2,377	225.7%
EBITDA	4,771	2,236	2,535	113.4%
EBITDA %	5.9%	3.0%

Spunlace's net sales were $6.7 million higher in the third quarter of 2024 compared to the year-ago quarter, mainly driven by higher Sontara sales that has higher average selling price compared to the hygiene and wipes categories. Currency translation was slightly favorable by $0.2 million.

Spunlace EBITDA was higher by $2.5 million compared to the same period last year. Lower selling prices and energy surcharges were more than offset by lower raw material and energy costs, resulting in earnings improvement of $0.6 million. Higher shipments and favorable mix driven by higher Sontara sales improved operating income by approximately $0.8 million. Overall, operations were favorable by $1.0 million driven by higher Sontara production to meet customer demand and more than offset the unfavorable impact from idle time in Asheville site due to the hurricane. Currency positively impacted earnings by $0.1 million.

In September 2024, our Asheville facility was impacted by Hurricane Helene. Fortunately, our facility avoided property damage, however, performance was impacted for four days in Q3. Due to lack of access to water, the facility remained idle through the month of October; however we anticipate operations and shipments will resume in early November.
Other Financial Information

The amount of operating expense not allocated to a reporting segment in the Segment Financial Information totaled $15.0 million in the third quarter of 2024 compared with $14.8 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the third quarter of 2024 increased $0.4 million compared to the third quarter of 2023.

In the third quarter of 2024, our U.S. GAAP pre-tax loss from continuing operations totaled $18.5 million and we recorded an income tax provision of $1.5 million, which primarily related to the tax provision for foreign jurisdictions, reserves for uncertain tax positions, and valuation allowances for domestic and foreign jurisdiction losses for which no tax benefit could be recognized. The comparable amounts in the same quarter of 2023 were a pre-tax loss of $16.4 million and an income tax provision of $3.3 million.
Balance Sheet and Other Information
Cash and cash equivalents totaled $41.6 million and $50.3 million as of September 30, 2024 and December 31, 2023, respectively. Total debt was $887.6 million and $860.3 million as of September 30, 2024 and December 31, 2023, respectively. Net debt was $846.0 million as of September 30, 2024 compared with $810.1 million at the end of 2023. Leverage as calculated in accordance with the financial covenants of our bank credit agreement was in compliance at 3.8 times at September 30, 2024.

Capital expenditures during the nine months ended September 30, 2024 and 2023 totaled $21.7 million and $25.2 million, respectively. Cash used by operating activities for the nine months ended September 30, 2024 and 2023 was $8.4 million and $42.0 million, respectively. Adjusted free cash flow for the nine months ended September 30, 2024 was a use of $15.0 million compared with a use of $50.9 million for the same period in 2023. (Net debt and adjusted free cash flow are non-GAAP financial measures. See "Reconciliations of GAAP Financial Information to Non-GAAP Financial Information" later in this earnings release for further information).

Glatfelter Reports Third Quarter 2024 Results	page 5
Glatfelter Corporation and subsidiaries
Consolidated Statements of Operations
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share	2024	2023	2024	2023

Net sales	$332,101	$329,921	$988,800	$1,065,134
Costs of products sold	296,620	285,434	882,022	966,300
Gross profit	35,481	44,487	106,778	98,834
Selling, general and administrative expenses	32,511	24,714	97,988	84,098
Loss on sale of Ober-Schmitten and other non-strategic operation	—	17,805	—	17,805
Losses (gains) on dispositions of plant, equipment and timberlands, net	(1)	(685)	70	(1,350)
Operating income (loss)	2,971	2,653	8,720	(1,719)
Non-operating income (expense)
Interest expense	(18,404)	(17,386)	(53,989)	(47,241)
Interest income	237	329	771	1,159
Other, net	(3,316)	(1,948)	(7,852)	(8,271)
Total non-operating expense	(21,483)	(19,005)	(61,070)	(54,353)
Loss from continuing operations before income taxes	(18,512)	(16,352)	(52,350)	(56,072)
Income tax provision	1,490	3,328	9,597	13,421
Loss from continuing operations	(20,002)	(19,680)	(61,947)	(69,493)

Discontinued operations:
Income (loss) before income taxes	4,755	(183)	4,074	(894)
Income tax provision	—	—	—	—
Loss from discontinued operations	4,755	(183)	4,074	(894)
Net loss	$(15,247)	$(19,863)	$(57,873)	$(70,387)

Basic earnings per share
Loss from continuing operations	$(0.44)	$(0.43)	$(1.37)	$(1.54)
Income (loss) from discontinued operations	0.11	—	0.09	(0.02)
Basic loss per share	$(0.33)	$(0.43)	$(1.28)	$(1.56)

Diluted earnings per share
Loss from continuing operations	$(0.44)	$(0.43)	$(1.37)	$(1.54)
Income (loss) from discontinued operations	0.11	—	0.09	(0.02)
Diluted loss per share	$(0.33)	$(0.43)	$(1.28)	$(1.56)

Weighted average shares outstanding
Basic	45,442	45,099	45,322	45,033
Diluted	45,442	45,099	45,322	45,033

Glatfelter Reports Third Quarter 2024 Results	page 6
Segment Financial Information
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share	2024	2023	2024	2023

Net Sales
Airlaid Material	$138,306	$147,014	$400,419	$458,966
Composite Fibers	113,689	109,715	347,054	368,031
Spunlace	80,443	73,791	242,770	239,934
Inter-segment sales elimination	(337)	(599)	(1,443)	(1,797)
Total	$332,101	$329,921	$988,800	$1,065,134

Operating income (loss)
Airlaid Material	$10,343	$11,196	$22,806	$34,836
Composite Fibers	6,292	7,268	20,582	14,293
Spunlace	1,324	(1,053)	6,348	(4,390)
Other and unallocated	(14,988)	(14,758)	(41,016)	(46,458)
Total	$2,971	$2,653	$8,720	$(1,719)

Depreciation and amortization
Airlaid Material	$7,656	$7,553	$22,922	$22,876
Composite Fibers	3,810	3,898	11,238	11,760
Spunlace	3,447	3,289	10,147	9,857
Other and unallocated	916	953	2,818	2,901
Total	$15,829	$15,693	$47,125	$47,394

Capital expenditures
Airlaid Material	$3,286	$2,625	$6,948	$7,039
Composite Fibers	2,540	2,579	8,613	8,352
Spunlace	2,198	2,271	4,964	7,481
Other and unallocated	499	296	1,170	2,357
Total	$8,523	$7,771	$21,695	$25,229

Tons shipped (metric)
Airlaid Material	39,069	40,076	115,205	119,149
Composite Fibers	22,862	22,188	73,599	71,972
Spunlace	14,699	14,436	46,727	46,047
Inter-segment sales elimination	(164)	(328)	(830)	(925)
Total	76,466	76,372	234,701	236,243

Glatfelter Reports Third Quarter 2024 Results	page 7
Selected Financial Information
(unaudited)

	Nine months ended September 30,
In thousands	2024	2023

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$(8,397)	$(41,955)
Investing activities	(20,782)	(28,694)
Financing activities	17,770	10,987

Depreciation, depletion and amortization	47,125	47,394
Capital expenditures	(21,695)	(25,229)

	September 30, 2024	December 31, 2023
Balance Sheet Data
Cash and cash equivalents	$41,635	$50,265
Total assets	1,521,623	1,563,796
Total debt	887,590	860,318
Shareholders’ equity	206,700	256,854

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
This press release includes measures of earnings before the effects of certain specifically identified items, which are referred to as adjusted earnings and Adjusted EBITDA, both non-GAAP measures. The Company uses non-GAAP adjusted earnings and Adjusted EBITDA to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of engineered materials. EBITDA is a measure used by management to assess our operating performance and is calculated using income (loss) from continuing operations and excludes interest expense, interest income, income taxes, and depreciation and amortization. Adjusted EBITDA is calculated using EBITDA and further excludes certain items management considers to be unrelated to the Company’s core operations. Management and the Company’s Board of Directors use non-GAAP adjusted earnings and Adjusted EBITDA to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings and Adjusted EBITDA, the following items are excluded:
•Strategic initiatives. These adjustments primarily reflect professional and legal fees and other costs incurred which are directly related to evaluating and executing certain strategic initiatives including costs associated with the Berry HHNF merger.
•Turnaround Strategy costs. This adjustment reflects costs incurred in connection with the Company's Turnaround Strategy initiated in 2022 under its new chief executive officer to drive operational and financial improvement. These costs are primarily related to professional services fees and employee separation costs.
•Ober-Schmitten divestiture. This adjustment reflects employee separation costs and professional and other costs directly associated with the divestiture of the Ober-Schmitten, Germany facility.
•CEO transition costs. This adjustment reflects a reduction in expected benefit costs related to the former CEO's separation in 2023.
•COVID-19 ERC recovery. This adjustment reflects the benefit recognized from employee retention credits claimed under the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) Act and the Taxpayer

Glatfelter Reports Third Quarter 2024 Results	page 8
Certainty and Disaster Tax Relief Act of 2020 and professional services fees directly associated with claiming this benefit.
•Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.
Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings and Adjusted EBITDA do not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings and Adjusted EBITDA provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings and Adjusted EBITDA should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Adjusted EBITDA % is the calculation of Adjusted EBITDA divided by net sales.

Although the Company provides guidance for Adjusted EBITDA, it is not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of net income, including income tax expense, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our Adjusted EBITDA guidance to net income without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information regarding net income, which could be material to future results.

Calculation of Adjusted Free Cash Flow In thousands	Nine months ended September 30,
	2024	2023

Cash used by operations	$(8,397)	$(41,955)
Capital expenditures	(21,695)	(25,229)
Free cash flow	(30,092)	(67,184)
Adjustments:
Turnaround strategy costs	2,975	12,773
Strategic initiatives	9,032	1,420
Ober-Schmitten divestiture	—	570
Cost optimization actions	—	179
Restructuring charge - metallized operations	—	39
CEO transition costs	1,431	8,198
Fox River environmental matter	1,636	525
COVID-19 ERC recovery	—	(6,586)
Tax payments (refunds) on adjustments to adjusted earnings	7	(861)
Adjusted free cash flow	$(15,011)	$(50,927)

Net Debt In thousands	September 30, 2024	December 31, 2023

Short-term debt	$7,607	$6,150
Current portion of long-term debt	—	1,005
Long-term debt, net of current portion	879,983	853,163
Total	887,590	860,318
Less: Cash	(41,635)	(50,265)
Net Debt	$845,955	$810,053

Glatfelter Reports Third Quarter 2024 Results	page 9

Adjusted EBITDA	Three months ended September 30,		Nine months ended September 30,
In thousands	2024	2023	2024	2023

Net loss	$(15,247)	$(19,863)	$(57,873)	$(70,387)
Exclude: (Income) loss from discontinued operations, net of tax	(4,755)	183	(4,074)	894
Add back: Taxes on continuing operations	1,490	3,328	9,597	13,421
Depreciation and amortization	15,829	15,693	47,125	47,394
Interest expense, net	18,167	17,057	53,218	46,082
EBITDA	15,484	16,398	47,993	37,404
Adjustments:
Strategic initiatives	8,020	488	23,024	2,158
Turnaround strategy costs	—	370	449	7,566
Ober-Schmitten divestiture	—	8,055	—	18,797
Debt refinancing	—	—	—	59
CEO transition costs	—	(54)	—	579
Share-based compensation	1,081	898	2,550	2,205
COVID-19 ERC recovery	—	—	—	41
Timberland sales and related costs	—	(688)	—	(1,305)
Adjusted EBITDA	$24,585	$25,467	$74,016	$67,504

Reconciliation of Operating Profit to EBITDA by Segment(1)	Three months ended September 30,
In thousands	2024	2023

Airlaid Materials
Operating profit	$10,343	$11,196
Add back: Depreciation & amortization	7,656	7,553
EBITDA	$17,999	$18,749

Composite Fibers
Operating profit	$6,292	$7,268
Add back: Depreciation & amortization	3,810	3,898
EBITDA	$10,102	$11,166

Spunlace
Operating profit (loss)	$1,324	$(1,053)
Add back: Depreciation & amortization	3,447	3,289
EBITDA	$4,771	$2,236
(1) For our segment results, segment EBITDA is reconciled to segment operating profit, which is the most comprehensive financial measure for our segments.

Glatfelter Reports Third Quarter 2024 Results	page 10

Adjusted Corporate Unallocated Expenses	Three months ended September 30,
In thousands	2024	2023

Other and unallocated operating loss	$(14,988)	$(14,758)
Adjustments:
Strategic initiatives	8,020	488
Turnaround strategy costs	—	372
Ober-Schmitten divestiture	—	8,055
CEO transition costs	—	(54)
Timberland sales and related costs	—	(688)
Adjusted corporate unallocated expenses	$(6,968)	$(6,585)

Caution Concerning Forward-Looking Statements
Any statements included in this press release that pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements. The risks, uncertainties and other unpredictable or uncontrollable factors are described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) in the Risk Factors section and under the heading “Forward-Looking Statements” in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2023 net sales were $1.4 billion. As of September 30, 2024, we employed approximately 2,867 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with fifteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about Glatfelter may be found at www.glatfelter.com.